EXECUTION COPY

PURCHASE AND SALE AGREEMENT

between

SOUTHERN UNION COMPANY

and

UGI CORPORATION

Dated as of January 26, 2006

TABLE OF CONTENTS

LIST OF EXHIBITS

Exhibit 6.6	Transition Services
Exhibit 10.1	Employee Agreement

LIST OF SCHEDULES

Schedule 1.1(a)	Base Statement
Schedule 1.1(b)	Certain Excluded Assets
Schedule 2.2	Assumed Proceedings
Schedule 2.3(b)	Other Matters
Schedule 4.3	Buyer’s Governmental and Other Required Consents
Schedule 5.2	Seller’s Authority
Schedule 5.3	Seller’s Governmental and Other Required Consents
Schedule 5.5	Encumbrances
Schedule 5.6	Financial Statements
Schedule 5.7	Compliance with Legal Requirements; Governmental Permits
Schedule 5.8	Legal Proceedings; Outstanding Orders
Schedule 5.9	Taxes
Schedule 5.10	Intellectual Property
Schedule 5.12	Material Contracts
Schedule 5.13	Employee Matters
Schedule 5.14	Environmental Matters
Schedule 5.15	Absence of Certain Changes or Events
Schedule 5.16	Regulatory Matters
Schedule 5.17	Brokers
Schedule 5.19	Seller’s Insurance
Schedule 5.20	Absence of Undisclosed Liabilities
Schedule 5.21	Sufficiency of Assets
Schedule 6.1	Conduct of the Business Prior to the Closing Date
Schedule 6.2(c)	Seller Guarantees and Surety Instruments
Schedule 6.7	Leased Assets

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 26th day of January, 2006, by and between SOUTHERN UNION COMPANY, a Delaware corporation (“Seller”), and UGI CORPORATION, a Pennsylvania corporation (“Buyer”). Capitalized terms used herein shall have the meanings ascribed to them in Article I, unless otherwise provided.

W I T N E S S E T H :

WHEREAS, Seller or the Subsidiary owns all of the Assets and Seller owns all of the capital stock of the Subsidiary; and

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Assets owned by Seller and the capital stock of the Subsidiary, subject in all respects to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Defined Terms.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliates” or “Affiliated Entities” — shall have the following meaning: entities shall be deemed “Affiliated” as to each other to the extent (i) one of the entities directly or indirectly controls the other, or the direct or indirect control of one of the entities is exercised by the officers, directors, stockholders, or partners of the other entity (whether or not such persons exercise such control in their capacities as officers, directors, stockholders, or partners) or (ii) is deemed to be an Affiliate under existing statutes or regulations of the SEC.

“Assets” — means all of the assets, property and interests of every type and description, real, personal or mixed, tangible and intangible, owned by Seller, directly or indirectly through the Subsidiary, and relating primarily to the Business, other than the Excluded Assets.

“Assumed Environmental Liabilities” — means all Environmental Liabilities of Seller or the Subsidiary relating to the Business or the Assets, whether arising or relating to the period before or after the Closing, other than the Retained Environmental Liabilities.

“Base Statement” — means the statement as to the Working Capital of the Business as of September 30, 2005 set forth in Schedule 1.1(a).

“Business” — means the Business conducted in Pennsylvania by Seller and the Subsidiary (other than the business conducted by PEI Power Corporation and Seller’s corporate and shared service activities conducted in Pennsylvania), including:

(a) the regulated and non-regulated gas distribution business conducted in Pennsylvania by Seller through PG Energy and the provision of related services and products and the engagement in related activities, including agreements as to appliances and other equipment in Pennsylvania by Seller through PG Energy; and

(b) all activities conducted by PG Energy Services, Inc., including the equipment servicing business.

“Business Day” — means any day that is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“CERCLA” — means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended.

“Claim Notice” — means a written notice of a claim given by a party seeking indemnification pursuant to the terms of this Agreement that specifies in reasonable detail the nature of the Losses and the estimated amount of such Losses.

“Confidentiality Agreement” — means that certain confidentiality agreement dated as of January 13, 2006, between Buyer and Seller.

“Consent” — means any approval, consent, ratification, waiver, clearance or other authorization from any Person.

“Contract” — means any agreement, contract, document, instrument, obligation, promise or undertaking (whether written or oral) that is legally binding, including Easements.

“Current Assets” — means the current Assets (other than Excluded Assets) of the Business as reflected in the categories set forth on the Base Statement as of the relevant date of determination and prepared in accordance with Schedule 1.1(a).

“Current Liabilities” — means the current Assumed Liabilities of the Business as reflected in the categories set forth on the Base Statement as of the relevant date of determination and prepared in accordance with Schedule 1.1(a).

“Easements” — means all easements, rights of way, permits, licenses, prescriptive rights and other ways of necessity, whether or not of record, relating to real property.

“Encumbrance” — means any charge, adverse claim, lien, option, encumbrance, mortgage, pledge or security interest.

“Environmental Claim” — means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, investigations, proceedings or notices of noncompliance or violation by any third party (including any Governmental Body) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, damages, Losses, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location operated, leased or managed by Seller or the Subsidiary; (b) any violation of any Environmental Law; or (c) one or more Releases of the same or substantially the same Hazardous Material, from or at the same location regardless of whether such Releases resulted from the same event or from multiple events over time.

“Environmental Law” — means any Order or Legal Requirement, and any judicial and administrative interpretation thereof and related policies, guidelines and standards, relating to pollution or protection of human health or the environment or natural resources, including those relating to (a) emissions, discharges, Releases or threatened Releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), and (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, each as in effect as of the date of determination.

“Environmental Liability” — means any liability, responsibility or obligation arising out of or relating to:

(a) the presence of any Hazardous Material in the fixtures, structures, soils, groundwater, surface water or air on, under or about or emanating from the assets and properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by a Person (including predecessors-in-interest to such Person) and any such Hazardous Material emanating to adjoining or other properties;

(b) the use, generation, production, manufacture, treatment, storage, disposal, Release, threatened Release, discharge, spillage, loss, seepage or filtration of Hazardous Materials by a Person (including predecessors-in-interest to such Person) or its employees, agents or contractors from, on, under or about the assets or properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by such Person (including predecessors-in-interest to such Person) or the presence therein or thereunder of any underground or above-ground tanks for the storage of fuel, oil, gasoline and/or other petroleum products or by-products or other Hazardous Material;

(c) the violation or noncompliance or alleged violation or noncompliance by a Person (including predecessors-in-interest to such Person) or its employees, agents or contractors of any Environmental Law arising from or related to its or their conduct, actions or operations or the former or current use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of any of the former or current Assets or properties of such Person (including predecessors-in-interest to such Person);

(d) the failure by a Person or its employees, agents, or contractors to have obtained or maintained in effect any certificate, permit or authorization required by any Environmental Law as a result of its or their conduct, actions or operations or the use, operation, ownership, lease, control, possession, occupancy, maintenance or condition of such Person’s assets or properties;

(e) any and all Proceedings arising out of any of the above-described matters, including Proceedings by Governmental Bodies for enforcement, investigation, monitoring, cleanup, containment, removal, treatment, response, restoration, remedial or other actions or damages and Proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief; and

(f) any and all remedial work and other corrective action (including investigation or monitoring of site conditions, or any clean-up, containment, treatment, response, restoration or removal) taken by, or the costs of which are imposed upon, a Person arising from any of the above-described matters.

“ERISA” — means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

“Excluded Assets” — means the following assets, each of which shall be excluded from the Assets, and not acquired by Buyer, at Closing:

(a) assets of Seller located outside of the Commonwealth of Pennsylvania (none of which relate primarily to the Business) and assets, all of which are described in Schedule 1.1(b), that Seller uses in both the Business and in Seller’s other businesses (including, without limitation, the business conducted by PEI Power Corporation and Seller’s corporate and shared services activities conducted in Pennsylvania), which includes Contracts regarding the procurement of services or goods by Seller for use in both the Business and in Seller’s other businesses;

(b) cash and cash equivalents (including cash held by the Subsidiary), other than petty cash held locally for the benefit of the Business;

(c) except as otherwise set forth in the Employee Agreement, assets attributable to or related to an Employee Plan of Seller;

(d) the stock record and minute books of Seller, duplicate copies of all books and records transferred to Buyer, and all records prepared in connection with the sale of the Business (including bids received from third parties and analyses relating to the Business);

(e) assets disposed of by Seller or the Subsidiary after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement or are approved by Buyer pursuant to Section 6.1;

(f) rights to refunds of Taxes for periods prior to the Closing Date payable with respect to the Business, assets, properties or operations of Seller or any member of any affiliated group of which any of them is a member;

(g) accounts owing, by and among Seller and its Affiliates, including the Subsidiary;

(h) all deferred tax assets or collectibles;

(i) any insurance policy, bond, letter of credit or other similar item, and any cash surrender value in regard thereto;

(j) the Seller Marks and the PG Marks;

(k) all of the capital stock of PEI Power Corporation and all of the assets of PEI Power Corporation;

(l) the Real Property and office building located at 417 Lackawanna Avenue, Scranton, PA; and

(m) the other assets listed in Schedule 1.1(a).

“Final Order” — means an action by a Governmental Body as to which (i) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed, (ii) no petition for rehearing, reconsideration or application for review of the action is pending and the time for filing any such petition or application has passed, (iii) such Governmental Body does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed, and (iv) no appeal to a court or a request for stay by a court of the Governmental Body’s action is pending or in effect and the deadline for filing any such appeal or request has passed.

“GAAP” — means generally accepted United States accounting principles, applied on a consistent basis.

“Good Utility Practices” — means any of the practices, methods and activities approved by a significant portion of the gas distribution industry as good practices applicable to operations of similar design, size and capacity or any of the practices, methods or activities which, in the exercise of reasonable judgment by an operator of a gas distribution business in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable law. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the gas distribution industry.

“Governmental Body” — means any of the following that possesses competent jurisdiction:

(a) federal, state, county, local, municipal or other governmental body;

(b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

(c) any governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Material” — means any waste or other chemical, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant, or words of similar import, under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including oil, natural gas, petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, any flammable substances or explosives, any radioactive materials, any toxic wastes of substances, urea formaldehyde foam insulation, toluene or polychlorinated biphenyls.

“HSR Act” — means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued by the U.S. Department of Justice or the Federal Trade Commission pursuant to that act or any successor law.

“IRC” — means the Internal Revenue Code of 1986, as amended.

“IRS” — means the Internal Revenue Service or any successor agency.

“Knowledge” — means with respect to Seller, the actual knowledge of any of Julie H. Edwards, Seller’s Senior Vice President and Chief Financial Officer, Michael I. German, Seller’s Senior Vice President, Utility Operations, Harry E. Dowling, President and Chief Operating Officer of PG Energy, Vincent A. Bonaddio, Executive Vice President, Operations and Engineering Services of PG Energy, John M. Beberus, Director-Human Resources of PG Energy, Joseph F. Butcher, Vice President-Customer Service of PG Energy, Thomas J. Koval, Vice President & Controller of PG Energy, and Bruce Davis, Jr., Vice President, Gas Supply and Marketing of PG Energy.

“Legal Requirement” — means any federal, state, county, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, adopted code, principle of common law, regulation, rule, directive, approval, notice, tariff, franchise agreement, statute or treaty.

“Losses” — means all claims, losses, liabilities, causes of action, costs and expenses (including, without limitation, involving theories of negligence or strict liability and including court costs and reasonable attorneys’ fees and disbursements in connection therewith).

“Material Adverse Effect” — means an occurrence or condition that (alone or together with other similar occurrences or conditions) has, or is reasonably likely to have, a material adverse effect on the business, operation, financial condition or results of operations of the Business taken as a whole. For purposes of this Agreement, an occurrence or condition shall not constitute a Material Adverse Effect if it arises from general business, economic or financial market conditions, from conditions generally affecting the industries in which the Business operates, or from the transactions contemplated by this Agreement.

“Material Contract” — means a Contract relating primarily to the Business that involves a total commitment by or to any party thereto of at least $250,000 on an annual basis and that cannot be terminated by Seller or the Subsidiary upon 90 days’ notice or less without penalty to Seller or the Subsidiary.

“Order” — means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, other Governmental Body, or by any arbitrator, each of which possesses competent jurisdiction.

“Organizational Documents” — means the articles or certificate of incorporation and the bylaws of a corporation or the comparable organizational and governing documents of other Persons.

“PCBs” — means polychlorinated biphenyls.

“Permitted Encumbrances” — means any of the following:

(a) mechanics’, carriers’, workers’ and other similar liens arising in the ordinary course of business, which in the aggregate are not substantial in amount and do not interfere with the present use of the Assets to which they apply;

(b) liens for current Taxes and assessments not yet due and payable or for Taxes the validity of which is being contested in good faith;

(c) usual and customary non-monetary real property Encumbrances, covenants, imperfections in title, Easements, restrictions and other title matters (whether or not the same are recorded) that do not materially interfere with the operation of that portion of the Business currently conducted on such real property;

(d) Encumbrances securing the payment or performance of any of the Assumed Liabilities;

(e) all applicable zoning ordinances and land use restrictions;

(f) with respect to any Asset that consists of a leasehold or other possessory interest in real property, all Encumbrances, covenants, imperfections in title, Easements, restrictions and other title matters (whether or not the same are recorded) to which the underlying fee estate in such real property is subject that do not currently materially interfere with the operation of that portion of the Business currently conducted on such real property; and

(g) any other Encumbrances, Contracts, obligations, defects or irregularities of any kind whatsoever affecting the Assets or the Stock that, individually or in the aggregate, are not such as are reasonably likely to have an adverse financial impact of more than $750,000 on the Business that are not terminated, released or waived on or before the Closing Date.

“Person” — means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or Governmental Body.

“PG Energy” — means PG Energy, a division of Seller.

“PG Marks” — means “PG Energy,” “PG Energy Services” and “PG,” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words, and any corporate, entity or trade names incorporating any of the foregoing.

“Proceeding” — means any claim, action, arbitration, hearing, audit, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Real Property” — means all real property owned or leased by Seller or the Subsidiary in the operation of the Business, together with all interests in real property (including Easements) used or held for use by Seller or the Subsidiary in the operation of the Business.

“Related Documents” — means any Contract provided for in this Agreement to be entered into by one or more of the parties hereto in connection with the transactions contemplated by this Agreement, including the Employee Agreement, the transition agreement contemplated by Section 6.6, special warranty deeds or quitclaim deeds (with each interest in Real Property owned by Seller to be conveyed to Buyer with a special warranty deed to the extent Seller was provided with a special warranty deed when it acquired such Real Property interest and each interest in Real Property owned by Seller to be conveyed to Buyer with a quitclaim deed to the extent Seller was provided with a quitclaim deed when it acquired such Real Property interest), quitclaim blanket easement assignments (one easement assignment document per county or applicable jurisdiction; Seller shall not be obligated to provide a conveyance document for each individual easement), conveyances, motor vehicle certificates of title and special assignment and assumption instruments.

“Release” — means any presence, emission, dispersal, disposal, spilling, leaking, emitting, discharging, depositing, pumping, pouring, escaping, leaching, dumping, releasing or migration into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or in, into or from any facility, including the movement of any Hazardous Materials through the air, soil, surface water, groundwater or property.

“Representative” — means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Retained Environmental Liabilities” — means all Environmental Liabilities of Seller or the Subsidiary arising out of or relating to operations or activities unrelated to the Business or conducted outside of the Commonwealth of Pennsylvania during the period prior to the Closing.

“Retained Indebtedness” — means the First Mortgage Bonds due 2019, issued by Seller pursuant to the First Mortgage Bonds Indenture of Mortgage and Deed of Trust dated as of March 15, 1946 (as successor to PG Energy, Inc., formerly Pennsylvania Gas and Water Company, and originally, Scranton-Spring Brook Water Service Company) to Guaranty Trust Company of New York.

“SEC” — means the United States Securities and Exchange Commission or any successor agency.

“Settlement Interest” — means, with respect to any payment required to be made pursuant to Section 3.2(c) (a “Settlement Payment”), the sum of accrued interest on the amount of such Settlement Payment, calculated at the Settlement Rate as from time to time in effect, for the period from the Closing Date to and including the date upon which such Settlement Payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).

“Settlement Rate” — means, on any date, with respect to the Settlement Payment, the “target” federal funds rate reported in the “Money Rates” section of the Eastern Edition of The Wall Street Journal published for such date. In the event The Wall Street Journal ceases publication of such federal funds rate or fails on any particular date to publish such federal funds rate, the Settlement Rate shall instead refer to the rate for the last transaction in overnight federal funds arranged prior to such date by JP Morgan Chase.

“Stock” — means all of the capital stock of the Subsidiary.

“Subsidiary” — means PG Energy Services Inc., a Pennsylvania corporation.

“Tax” — means any tax (including any income tax, capital gains tax, value-added tax, sales and use tax, franchise tax, payroll tax, withholding tax or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency, franchise fee or payment, payroll tax, utility tax, gross receipts tax or other fee or payment, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” — means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” — shall have the following meaning: a claim, dispute, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing, and Seller has Knowledge of the same.

“Working Capital” — means the amount by which Current Assets exceeds Current Liabilities as of the relevant date of determination, determined in accordance with Schedule 1.1(a).

“Working Capital Target” — means $67,500,000.

Section 1.2.	Other Defined Terms.

In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement as indicated below and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

TermSection

Agreement	Recitals
Allocation	11.1
Antitrust Authorities	6.3
Assumed Liabilities	2.2
Audited Financials	6.13
Balance Sheet	5.6
Buyer Indemnitees	12.1
Buyer’s Pension Plan	Employee Agreement
CBA	6.14
Chambers	12.1	(d)
Closing	8.1
Closing Date	8.1
Closing Statement	3.2	(a)
CPA Firm	3.2	(b)
Deductible	12.3	(c)
Employee	Employee Agreement
Employee Agreement	10.1
Employee Plans	5.13	(a)
Environmental Permits	5.14(a)(ii)
Estimated Purchase Price	3.1
Final Closing Statement	3.2	(b)
Final Purchase Price	3.1
Financial Statements	5.6
Indemnified Party	12.5	(a)
Indemnifying Party	12.5	(a)
Large Volume Meters	6.8
Leased Assets	6.7
Main Extension Agreement	12.1	(d)
Non-Transferred Employees	Employee Agreement
Non-Transferred Terminated Employees	Employee Agreement
Notice Period	12.5	(a)
Objection	3.2	(b)
PA PUC	6.11
Pre-Closing Tax Period	11.5
PUHCA 1935	4.10
PUHCA 2005	4.10
Purchase Price	3.1
PURTA	11.4
Retained Liabilities	2.3
Review Period	3.2	(b)
Seller Indemnitees	12.2
Seller Marks	6.4
Seller’s Pension Plan	Employee Agreement
Seller’s 401(k) Plan	Employee Agreement
Settlement Payment	1.1
Straddle Period	11.6
Transaction Taxes	11.3
Transportation Agreement	12.1	(d)
Upset Date	9.1	(e)

ARTICLE II.

PURCHASE AND SALE

Section 2.1. Purchase and Sale of Assets and Stock.

Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept delivery from Seller, all of the Assets owned directly by Seller and all of the Stock.

Section 2.2. Assumed Liabilities.

In further consideration for the sale of the Assets and the Stock, at the Closing, and subject to the other terms and conditions of this Agreement, Buyer will satisfy Buyer’s obligations under the Employee Agreement and will assume and agree to pay, perform and discharge when due, or cause the Subsidiary to pay, perform and discharge when due, all liabilities and obligations, of every kind or nature, arising out of or relating to:

(a) the ownership of the Assets and the conduct or operation of the Business prior to the Closing Date, other than the Retained Liabilities;

(b) the ownership or use of the Assets by Buyer or the Subsidiary or the conduct or operation of the Business by Buyer or the Subsidiary, in each case on and after the Closing Date, including all liabilities, responsibilities and obligations relating to or arising from the following:

(i) performance of the Contracts included in the Assets and assigned to Buyer at Closing or retained by the Subsidiary, except that Buyer shall not assume any liabilities or obligations for any breach or default by Seller or the Subsidiary under any such Contract occurring or arising prior to the Closing Date;

(ii) customer advances, customer deposits and construction advances, unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case relating to the Business and outstanding on or arising after the Closing Date;

(iii) the Assumed Environmental Liabilities;

(iv) Taxes for periods on and after the Closing Date to the extent Buyer is legally obligated to pay such Taxes in accordance with Article XI; and

(v) Proceedings based on conduct, actions, inaction, facts, circumstances or conditions arising or occurring on or after the Closing Date, Proceedings described in Schedule 2.2, Proceedings arising from or related to any other Assumed Liability; and

(c) obligations and liabilities of Buyer and its Affiliates under the Employee Agreement.

The liabilities, responsibilities and obligations to be assumed by Buyer or retained by the Subsidiary pursuant to this Section 2.2 are hereinafter collectively referred to as the “Assumed Liabilities.” Subject to the other terms and conditions of this Agreement, Buyer, for itself and each of its Affiliates (including the Subsidiary upon Closing), hereby irrevocably and unconditionally waives and releases Seller from all Assumed Liabilities and all liabilities or obligations relating to the Business or the Assets to the extent arising from events or occurrences on or after the Closing Date or to the extent otherwise relating to the period after the Closing. Notwithstanding anything in this Section 2.2 to the contrary, Assumed Liabilities shall not include any liabilities, responsibilities or obligations expressly stated to be Retained Liabilities pursuant to Section 2.3.

Section 2.3. Retained Liabilities.

Buyer shall not assume, and Seller shall retain and pay, perform and discharge when due, all of the liabilities and obligations, of every kind and nature, relating to or arising from the following (collectively, the “Retained Liabilities”):

(a) all obligations of Seller or the Subsidiary with respect to any indebtedness for money borrowed by Seller or the Subsidiary (including items due to Seller’s Affiliates), including, without limitation, the Retained Indebtedness and payment obligations arising on or after the Closing Date relating to the Business under any equipment or vehicle lease or under any line extension Contracts or similar construction arrangements, it being understood and agreed that such leases, Contracts and similar arrangements do not create indebtedness for money borrowed;

(b) Taxes for periods prior to the Closing Date to the extent Seller or the Subsidiary is legally obligated to pay such Taxes in accordance with Article XI;

(c) Excluded Assets and all liabilities or obligations of Seller and its Affiliates related to their businesses other than the Business;

(d) Retained Environmental Liabilities;

(e) Proceedings involving Seller, the Subsidiary, any of the Assets or the Business based on conduct (including Seller’s or the Subsidiary’s performance under any Contract included among the Assets), action, inaction, facts, circumstances or conditions arising or occurring before the Closing Date, but expressly excluding any such liabilities or obligations for Proceedings relating to Assumed Liabilities (including Proceedings described in Section 2.2(b)(v)), and all liabilities or obligations relating to the matter set forth on Schedule 2.3(b); and

(f) obligations and liabilities of Seller and its Affiliates under the Employee Agreement.

Seller, for itself and each of its Affiliates, hereby irrevocably and unconditionally waives and releases Buyer and each of its Affiliates from all Retained Liabilities.

Section 2.4. Condition on Assignment or Assumption of Contracts and Rights.

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or assume any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or assumption thereof, without the Consent of a third party thereto, would constitute a breach thereof. Any transfer or assignment to Buyer by Seller of any property or property rights or any Contract that requires the Consent of any third party shall be made subject to such Consent being obtained. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder such that Buyer would not in fact receive all such rights, Seller will cooperate with Buyer in any arrangement, including an operating or other services agreement if reasonably required by Buyer, reasonably designed to provide for Buyer, at Seller’s cost, the benefits under any such Contract or rights including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against a third party or Governmental Body thereto arising out of the breach or cancellation by such third party or Governmental Body or otherwise. To the extent that Buyer does receive all of the benefits of any such Contract or rights pursuant to the preceding sentence, such Contract shall be a Contract deemed to have been assigned or transferred to Buyer pursuant to Section 2.2(b)(i). Notwithstanding the foregoing, Seller shall not be obligated (although Buyer is permitted at its expense) to provide any arrangement or effect any assignment pursuant to this Section 2.4 (i) that results in an out-of-pocket cost or expenditure by Seller, or exposure to or continuation of liability to Seller, resulting from such arrangements and assignments, that would be reasonably estimated to be in excess of $350,000, in the aggregate, except as otherwise expressly provided for by this Agreement, or (ii) where Seller has continuing liability or exposure due to any third party’s failure to release Seller as a result of such third party’s unwillingness to accept Buyer as assignee; provided, however, that if Buyer, at Buyer’s option, indemnifies Seller from such continuing liability or exposure on terms and conditions reasonably satisfactory to Seller, then Seller shall provide an arrangement or assignment of the Contract to Buyer.

Section 2.5. Settlement of Intercompany Accounts.

At or prior to the Closing, Seller shall cause all intercompany payables, receivables and loans between PG Energy and the Subsidiary, on the one hand, and Seller and its Affiliates (other than PG Energy and the Subsidiary), on the other hand, to be settled or cancelled.

ARTICLE III.

PURCHASE PRICE

Section 3.1. Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) for the Assets owned directly by Seller and for the Stock shall be an amount equal to FIVE HUNDRED EIGHTY MILLION DOLLARS ($580,000,000) in cash (the “Estimated Purchase Price”), as adjusted in accordance with Section 3.2 (as so adjusted, the “Final Purchase Price”), plus the assumption by Buyer at Closing of the Assumed Liabilities.

Section 3.2. Adjustment to Estimated Purchase Price.

(a) Within 90 days following the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”), utilizing the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Base Statement (and otherwise in accordance with GAAP, with such exceptions to GAAP as indicated on Schedule 1.1(a)) and shall set forth in reasonable detail the amount of Working Capital of the Business as of 12:01 a.m. on the Closing Date (as well as the adjustments contemplated in Section 6.8), and a calculation of the adjustment to the Estimated Purchase Price that is payable based upon the difference between the Working Capital Target and the Working Capital in the Closing Statement. Buyer agrees, at no cost to Seller, to give Seller and its authorized representatives reasonable access to such employees, officers and other facilities and such books and records of Buyer and the Subsidiaries as are reasonably necessary to allow Seller and its authorized representatives to prepare the Closing Statement. The Closing Statement shall be prepared in accordance with Schedule 1.1(a). The Base Statement was prepared using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Financial Statements and otherwise in accordance with GAAP (and with such exceptions to GAAP as indicated on Schedule 1.1(a)).

(b) Following its receipt from Seller of the Closing Statement, Buyer shall have 15 Business Days to review the Closing Statement and to inform Seller in writing of any disagreement (the “Objection”) that it may have with the Closing Statement, which objection shall specify in reasonable detail Buyer’s disagreement with the Closing Statement. If Seller does not receive the Objection within such 15-Business Day period, the amount of Working Capital set forth on the Closing Statement delivered pursuant to Section 3.2(a) shall be deemed to have been accepted by Buyer and shall become binding upon Buyer. If Buyer does timely deliver an Objection to Seller, Seller shall then have 15 Business Days from the date of receipt of such Objection (the “Review Period”) to review and respond to the Objection. Buyer and Seller shall attempt in good faith to resolve any disagreements with respect to the determination of the Working Capital of the Business as of the Closing Date or the amount of the adjustment to the Estimated Purchase Price. If they are unable to resolve all of their disagreements with respect to the determination of Working Capital of the Business as of the Closing Date or the amount of the adjustment to the Estimated Purchase Price within 15 Business Days following the expiration of Seller’s Review Period, they may refer, at the option of either Buyer or Seller, their differences to Ernst & Young, or if Ernst & Young declines to accept such engagement, another internationally recognized firm of independent public accountants selected jointly by Buyer and Seller, which accountants shall determine, only with respect to the disagreements so submitted, whether and to what extent, if any, the amount of Working Capital of the Business as of the Closing Date set forth in the Closing Statement requires adjustment. If Buyer and Seller are unable to so select the independent public accountants within 15 Business Days of Ernst & Young declining to accept such engagement, either Buyer or Seller may thereafter request that the American Arbitration Association make such selection (as applicable, Ernst & Young, the firm selected by Buyer and Seller or the firm selected by the American Arbitration Association is herein referred to as the “CPA Firm”). Buyer and Seller shall direct the CPA Firm to use its reasonable best efforts to render its determination within 30 days after the issue is first submitted to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller. The fees and disbursements of the CPA Firm shall be shared equally by Buyer and Seller. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm. The Closing Statement as agreed to by Buyer and Seller or as determined by the CPA Firm shall be referred to as the “Final Closing Statement.”

(c) In the event of a positive difference between Working Capital on the Final Closing Statement from the Working Capital Target, Buyer shall pay to Seller in cash the amount of such difference, plus the Settlement Interest thereon. In the event of a negative difference between the Working Capital Target from the Working Capital on the Final Closing Statement, Seller shall pay to Buyer in cash the amount of such difference, plus the Settlement Interest thereon. All amounts payable under this Section 3.2(c) shall be paid within five Business Days of the determination of the Final Closing Statement by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by the recipient not less than one Business Day before such payment.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1. Organization, Existence and Qualification.

Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all Contracts to which it is a party, and to execute and deliver this Agreement and the Related Documents to which Buyer is a party. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the failure to be so qualified or in good standing would materially adversely affect the business or properties of Buyer or Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.2. Authority Relative to this Agreement and Binding Effect.

The execution, delivery and performance of this Agreement and the Related Documents by Buyer have been duly authorized by all necessary corporate action. The execution, delivery and performance of this Agreement and the Related Documents by Buyer will not result in (a) any conflict with or breach or violation of or default under the Organizational Documents of Buyer, (b) a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust, security agreement, loan agreement, or material Contract to which Buyer is a party or by which its assets are bound, whether with or without notice or the passage of time or both, or (c) a violation of any Order of any Governmental Body. This Agreement constitutes, and the Related Documents to be executed by Buyer when executed and delivered will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (ii) the availability of equitable remedies generally.

Section 4.3. Governmental and Other Required Consents.

Except for those Consents described in Schedule 4.3, no Consent of any Governmental Body or third party is required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or the Related Documents or the consummation by Buyer of the transactions contemplated by this Agreement or the Related Documents. Buyer has no knowledge of any facts or circumstances relating to Buyer or its Affiliates that reasonably would be likely to preclude or prolong either (i) the receipt of such required consents or (ii) consummation of the transactions contemplated by this Agreement in accordance with its terms.

Section 4.4. Availability of Funds.

Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

Section 4.5. Filings.

No statement furnished by Buyer for inclusion in any filing with any Governmental Body in connection with obtaining such Governmental Body’s Consent for the consummation of the transactions contemplated by this Agreement will contain, as of the date such information is so provided, any untrue statement of a material fact or will omit to state, as of the date such information is so provided, any material fact that is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 4.6. Brokers.

Except for Credit Suisse First Boston, no broker or finder has acted for or on behalf of Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, or to any other compensation based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller or any Affiliate of Seller has or will have any liability or obligation (contingent or otherwise).

Section 4.7. Litigation.

There are no pending or, to the knowledge of Buyer, threatened Proceedings by any Person against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform or comply with its obligations under this Agreement and the Related Documents to which Buyer will be a party or the consummation of the transfer of the Assets and Stock to Buyer and the assumption of the Assumed Liabilities by Buyer.

Section 4.8. Independent Investigation.

Buyer is knowledgeable about the businesses engaged in by Seller through PG Energy and the Subsidiary and of the usual and customary practices of companies engaged in businesses similar to the Business and has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Business and the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Business and upon the representations and warranties made in Article V.

Section 4.9. Investment Intent; Investment Experience; Restricted Securities.

Buyer is acquiring the Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities law. In acquiring the Stock, Buyer is not offering or selling, and will not offer or sell, for Seller in connection with any distribution of the Stock, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Stock, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Stock. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that the Stock has not been registered pursuant to the Securities Act or any applicable state securities laws, that the Stock will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.10. PUHCA.

Buyer is exempt from registration as a “holding company” as defined in, and is not otherwise subject to, the Public Utility Holding Company Act of 1935, as amended (“PUHCA 1935”), except for Section 9(a)(2) thereof. Buyer will be a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”) but is eligible to obtain a waiver of the accounting, record-retention and filing requirements thereof. The execution and delivery of this Agreement by Buyer does not and will not violate any provision of PUHCA 1935 or PUHCA 2005 or any rules or regulations thereunder pertaining to Buyer.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1. Organization, Existence and Qualification.

Each of Seller and the Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, with full corporate power and authority to conduct the portion of the Business conducted by it as it is now being conducted, to own or use its portion of the Assets and to perform its obligations under all Contracts to which it is a party. Seller has full corporate power and authority to execute and deliver this Agreement and the Related Documents to which Seller is a party. Each of Seller and the Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of the Commonwealth of Pennsylvania and each other state in which the failure to be so qualified or in good standing would have a Material Adverse Effect.

Section 5.2. Authority Relative to this Agreement and Binding Effect.

The execution, delivery and performance of this Agreement and the Related Documents by Seller have been duly authorized by all requisite corporate action. Except as set forth in Schedule 5.2, the execution, delivery and performance of this Agreement and the Related Documents by Seller will not result in (a) any conflict with or breach or violation of or default under the Organizational Documents of Seller or the Subsidiary, (b) a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust, security agreement, loan agreement, or Material Contract to which Seller or the Subsidiary is a party or by which any of the Assets are bound, whether with or without notice or the passage of time or both, or (c) a violation of any Order of any Governmental Body, except for such exceptions to the foregoing clauses (b) and (c) that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect or that will be cured, waived or otherwise remedied on or prior to the Closing Date. This Agreement constitutes, and the Related Documents to be executed by Seller when executed and delivered will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (ii) the availability of equitable remedies generally.

Section 5.3. Governmental and Other Required Consents.

Except as set forth in Schedule 5.3, no Consent of any Governmental Body or third party is required to be obtained by Seller or the Subsidiary in connection with the execution and delivery by Seller of this Agreement or the Related Documents or the consummation of the transactions contemplated by this Agreement or the Related Documents, other than any Consent the failure of which to be obtained would not be reasonably likely to have a Material Adverse Effect. Seller has no knowledge of any facts or circumstances relating to Seller, any Subsidiary or their Affiliates that reasonably would be likely to preclude or prolong either (i) the receipt of such required consents or (ii) consummation of the transactions contemplated by this Agreement in accordance with its terms.

Section 5.4. Capitalization of the Subsidiaries; Title to Stock.

(a) Seller owns all of the issued and outstanding shares of the capital stock of the Subsidiary, free and clear of any Encumbrances except Permitted Encumbrances, and all of such shares are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. The Subsidiary does not have, and is not bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. The Subsidiary is not required to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person, which would constitute a material acquisition or investment for the Business.

(b) The Subsidiary does not have any direct or indirect interest in any other Person.

Section 5.5. Title to Assets; Encumbrances.

Seller or the Subsidiary has good and indefeasible title to the Assets reflected in the Financial Statements except those that in the aggregate are not material to the Business and those disposed of since the date of the Financial Statements in the ordinary course of business or otherwise disposed of in accordance with this Agreement. None of the Assets are subject to any Encumbrance except (a) Encumbrances described in Schedule 5.5 and (b) Permitted Encumbrances. Except as set forth in Schedule 5.5, Seller or the Subsidiary owns or possesses all Easements necessary to conduct the Business as now being conducted without any known conflict with the rights of others, in each case except to the extent that the failure to own or possess such Easements would not have a Material Adverse Effect. Except in cases that individually or in the aggregate are not reasonably likely to result in a Material Adverse Effect, (i) Seller or the Subsidiary enjoys peaceful and undisturbed possession under all material leases of Real Property, and (ii) to Seller’s Knowledge, all such leases are valid and subsisting and in full force and effect.

Section 5.6. Financial Statements.

(a) Schedule 5.6 sets forth the unaudited combined statement of assets and liabilities of the Business as of September 30, 2005 (the “Balance Sheet”) and the unaudited combined statement of profit of the Business for the nine-month period ended September 30, 2005 (collectively, the “Financial Statements”). Except as set forth in Schedule 5.6, the Financial Statements have been prepared on a pre-tax basis consistent with Seller’s consolidated audited financial statements as of, and for its fiscal year ended, December 31, 2004, which Seller financial statements were prepared, in all material respects, in accordance with GAAP. Except as set forth in Schedule 5.6, the Balance Sheet presents fairly in all material respects the combined financial condition of the Business as of its date and the statement of profit included in the Financial Statements presents fairly in all material respects the combined results of operations of the Business for the period covered thereby. The books and records of Seller and the Subsidiary from which the Financial Statements were derived were complete and accurate in all material respects at the time of such preparation.

(b) Seller and the Subsidiary maintain a system of internal accounting controls with respect to the Business sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Seller has established, maintains and evaluates controls and procedures with respect to the Business that are designed to ensure that material information relating to the Business is made known to Seller’s Chief Executive Officer and its Chief Financial Officer by others in the Business, and such controls and procedures are effective to perform the functions for which they were established.

Section 5.7. Compliance with Legal Requirements; Governmental Permits.

Except as relates to tax matters (which are provided for in Section 5.9), employee benefit matters (which are provided for in Section 5.13) or environmental matters (which are provided for in Section 5.14) and except as set forth in Schedule 5.7, to Seller’s Knowledge: (a) neither Seller nor the Subsidiary is in violation of any Legal Requirement or Order that is applicable to it that is material to the conduct or operation of the Business, or to the ownership or use of any of the Assets, in either case taken as a whole; and (b) Seller or the Subsidiary possesses all permits, licenses, and authorizations from Governmental Bodies required by any applicable Legal Requirement or Order material to the operation of the Business substantially in the manner in which it is currently being conducted by Seller and the Subsidiary, taken as a whole.

Section 5.8. Legal Proceedings; Outstanding Orders.

Except as set forth in Schedule 5.8, as of the date of this Agreement, there is no pending or Threatened Proceeding (a) that has been commenced against Seller or the Subsidiary that is reasonably likely to have an adverse financial effect on the Business of more than $400,000 or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. Except as disclosed in Schedule 5.8, as of the date of this Agreement, there are no outstanding Orders against Seller or the Subsidiary that relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Assets (other than any Order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would have an adverse financial effect on the Business of more than $400,000.

Section 5.9. Taxes.

Seller or the Subsidiary has filed all United States federal, state and local income Tax Returns required to be filed by Seller or the Subsidiary or requests for extensions to file such Tax Returns have been timely filed, and Seller or the Subsidiary has paid and discharged or made adequate provision for all Taxes (other than Retained Liabilities) except where failure to so file, pay, discharge or make adequate provision for are not, individually or in the aggregate, reasonably likely to have a material impact on the Business. There are no pending audits, other examinations, or Threatened Proceedings relating to any Tax matters of the Subsidiary or relating to the Business except as set forth in Schedule 5.9. There are no Tax liens on the Assets or the assets of the Subsidiary. As of the date of this Agreement, neither Seller (with respect to the Business) nor the Subsidiary has granted any waiver of any statute of limitations, or any extension of a period for the assessment of, any Tax except as set forth in Schedule 5.9. As of the Closing Date, neither the Subsidiary nor the Seller (but only to the extent secured by the Business or the Assets) will be a party to, be bound by or have any obligation under any Tax sharing agreement or similar agreement or arrangement pursuant to which the Subsidiary or Seller has assumed an obligation to satisfy any Tax obligations of another person or entity. Up to and including the Closing Date, Subsidiary has not carried on its business and other activities in such a way that would result in the recognition by Subsidiary of liabilities for Taxes after the Closing Date as result of such activities (for example, Subsidiary has not engaged in a Code Section 355 transaction and has not engaged in any activity or accounting practice that is a “reportable transaction” as defined in Treas. Reg. Section 1.6011-4). The only representations and warranties given in respect of tax matters are those contained in Section 5.9 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of tax matters.

Section 5.10. Intellectual Property.

Except as set forth on Schedule 5.10, Seller and the Subsidiary possesses or has adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the Business in the manner in which it is currently being conducted by Seller or the Subsidiary, except for the failure to possess or have adequate rights to use such properties that would not have a Material Adverse Effect. Except as set forth on Schedule 5.10, Seller has no Knowledge of (a) any infringement or claimed infringement by Seller or the Subsidiary of any patent, trademark, service mark or copyright of others or (b) any infringement of any patent, trademark, service mark or copyright owned by or under license to Seller or the Subsidiary except for any such infringements of the type described in clause (a) or (b) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 5.11. Personal Property.

Except for such exceptions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the machinery and equipment included among the Assets are in normal operating condition and in a state of reasonable maintenance and repair and are suitable in all material respects for the purposes for which they are now being used in the conduct of the Business.

Section 5.12. Material Contracts.

Schedule 5.12 contains a complete list of all Material Contracts. Except as described in Schedule 5.12, all of the Material Contracts are in full force and effect as of the date hereof and, to Seller’s Knowledge, there are no defaults under any such Contracts except for any failure to be in full force and effect and for any default that, individually or in the aggregate, will not have a Material Adverse Effect.

Section 5.13. Employee Benefit Matters.

(a) Schedule 5.13 lists (i) each “Employee Benefit Plan,” as such term is defined in Section 3(3) of ERISA, that is covered by any provision of ERISA and that is maintained by Seller for the benefit of the Employees and each other material fringe benefit plan, policy or arrangement currently maintained by Seller for the benefit of the Employees that provides for pension, deferred compensation, bonuses, severance, employee insurance coverage or similar employee benefits (collectively, the “Employee Plans”); and (ii) each collective bargaining, union or other employee association agreement, employment agreement and other material agreement, policy or arrangement maintained by Seller for the Employees. Seller has made available to Buyer copies of all documents setting forth the terms of such plans, policies, agreements and arrangements, or summaries of any such plans, policies, agreements and arrangements not otherwise in writing.

(b) Seller’s Pension Plan and Seller’s 401(k) Plan are the only Employee Plans that are intended to be qualified under Section 401(a) of the IRC.

(c) The Subsidiary does not employ any Employees or any other individuals and does not currently maintain any Employee Plan.

(d) To the Seller’s Knowledge, each Employee Benefit Plan maintained by Seller for the benefit of the Employees has been established and administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the IRC.

(e) The only representations and warranties given in respect of employee benefit matters are those contained in this Section 5.13 and none of the other representations and warranties contained in this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of employee benefit matters.

Section 5.14. Environmental Matters.

(a) Except as set forth in Schedule 5.14:

(i) Compliance. Each of Seller and the Subsidiary is in compliance with all Environmental Laws applicable to the Assets or the Business except where the failure to be in compliance with such Environmental Laws would not, individually or in the aggregate, have an adverse financial effect on the Business of more than $400,000. Neither Seller nor the Subsidiary has received any written communication that alleges that either Seller or the Subsidiary is not in compliance with applicable Environmental Laws related to the Assets or the Business except for any such written communications relating to matters that would not, individually or in the aggregate, have an adverse financial effect on the Business of more than $400,000. To the Knowledge of Seller, neither Seller nor the Subsidiary have used any waste disposal site, or otherwise disposed of, or transported, or arranged for the transportation of, any Hazardous Materials to any location in violation in any material respect of any Environmental Law that relates to the Assets or the Business.

(ii) Environmental Permits. Seller and the Subsidiary have obtained or applied for all environmental, health and safety permits and authorizations (collectively, the “Environmental Permits”) necessary for the construction of their facilities or the conduct of their present operations related to the Assets or the Business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and each of Seller and the Subsidiary is in compliance with all terms and conditions of its respective Environmental Permits related to the Assets or the Business, in each case except where the failure to obtain or apply or be in compliance with such Environmental Permits or the requirement to make any expenditure in connection with such Environmental Permits would not, individually or in the aggregate, have an adverse financial effect on the Business of more than $400,000.

(iii) Environmental Claims. To the Knowledge of Seller, there is no Environmental Claim related to the Assets or the Business pending (x) against Seller or the Subsidiary, (y) against any person or entity whose liability for any Environmental Claim Seller or the Subsidiary has retained or assumed either contractually or by operation of law, or (z) against any real or personal property or operations that Seller or the Subsidiary owns, leases or manages, in whole or in part, which, in the cases of (x), (y) or (z) would reasonably be expected to have, in the aggregate, an adverse financial effect on the Business of more than $400,000.

(iv) Releases. Seller has no Knowledge of any Releases of any Hazardous Material related to the Assets or the Business and its assets, properties and operations that would reasonably be expected to form the basis of any Environmental Claim against Seller or the Subsidiary, or against any person or entity whose liability for any Environmental Claim Seller or the Subsidiary has retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not reasonably be expected to have, in the aggregate, an adverse financial effect on the Business of more than $400,000, or would not constitute an Assumed Liability.

(v) Predecessors. Seller has no Knowledge, with respect to any predecessor of Seller or any Subsidiaries, of any Environmental Claim or Environmental Liability related to the Assets pending or threatened, or of any Release of Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim or Environmental Liability related to the Assets, that would reasonably be expected to have a Material Adverse Effect.

(vi) Disclosure. Seller has no Knowledge of any material facts related to the Assets that Seller reasonably believes would form the basis of an Environmental Claim or Environmental Liability (i) arising from the failure to have the necessary pollution control equipment currently required or known to be required in the future by applicable Environmental Laws or (ii) relating to current remediation activities or remediation activities known to be required in the future, in either case that would reasonably be expected to have a Material Adverse Effect.

(b) The only representations and warranties given in respect of environmental matters and compliance with and liability under Environmental Laws are those contained in this Section 5.14 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of environmental matters and compliance with and liability under Environmental Laws.

Section 5.15. Absence of Certain Changes or Events.

Except (a) as set forth in Schedule 5.15, (b) for any intercompany receivables or payables that will be paid, cancelled or offset prior to Closing as contemplated in Section 2.5 and (c) any actions taken by Seller or the Subsidiary that would be permitted by Section 6.1(a), since September 30, 2005, the Business has been conducted in the ordinary course, except in connection with any process relating to a sale of the Business, including entering into this Agreement. Since September 30, 2005, there has not been any event or condition, or series of events or conditions, occurring outside the normal course of business affecting the Assets that either (i) has resulted in, or (ii) to Seller’s Knowledge, will result in, a Material Adverse Effect.

Section 5.16. Regulatory Matters.

(a) Schedule 5.16 sets forth all of the currently pending rate filings relating to the Business heretofore made by Seller before any Governmental Body and each other currently pending rate Proceeding of any Governmental Body (other than Proceedings that also affect other Persons engaged in a business similar to the Business such as generic or industry-wide Proceedings) that is reasonably likely to have a Material Adverse Effect.

(b) All currently effective material filings relating to the Business heretofore made by Seller or the Subsidiary with any Governmental Body were made in material compliance with Legal Requirements then applicable thereto and the information contained therein was true and correct in all material respects as of the respective dates of such filings.

(c) Seller has certificates of public convenience from the Pennsylvania Public Utility Commission (“PA PUC”) or is otherwise legally entitled to provide service in all areas (a) where it currently provides service to its customers as part of the Business or (b) as identified on its tariff.

Section 5.17. Brokers.

Except as set forth on Schedule 5.17, no broker or finder has acted for or on behalf of Seller or any Affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, or to any other compensation based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liability or obligation (contingent or otherwise).

Section 5.18. Disclaimer.

Except as otherwise expressly set forth in this Article V, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the assets or properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by Seller or the Subsidiary, and Seller SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR PROPERTIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS AND PROPERTIES ARE BEING ACQUIRED, “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, WITH ALL FAULTS AND THAT BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

Section 5.19. Insurance.

(a) Schedule 5.19 sets forth a true and complete list of all current policies of property and casualty insurance, insuring the properties, assets, employees and/or operations of the Business (collectively, the “Policies”). All premiums payable under such Policies have been paid in a timely manner and Seller and the Subsidiary have complied in all material respects with the terms and conditions of all such Policies.

(b) All material Policies are in full force and effect. Neither Seller nor the Subsidiary is in material default under any provisions of the Policies, and there is no claim by Seller or the Subsidiary or any other Person pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies.

Section 5.20. Absence of Undisclosed Liabilities.

Except as disclosed on Schedule 5.20, neither Seller nor the Subsidiary has any indebtedness or liability, absolute or contingent, related to the Assets or the Business of a nature required by GAAP to be reflected in a consolidated corporate balance sheet relating to the Business, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the Financial Statements or reflected in the notes thereto, (b) were incurred or accrued in the ordinary course of business (including liens of current taxes and assessments not in default) since September 30, 2005, or (c) to Seller’s Knowledge, would not reasonably be expected, individually or in the aggregate, to have an adverse financial effect on the Business of more than $1,000,000.

Section 5.21. Sufficiency of Assets.

Except as set forth on Schedule 5.21, the Assets include all assets, properties and rights necessary for the operation of the Business consistent with past practice and as currently operated.

Section 5.22. PUHCA.

Seller is not a “holding company” as defined in the Public Utility Holding Company Act of 1935, as amended (“PUHCA 1935”), or the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). The execution and delivery of this Agreement by Seller does not and will not violate any provision of PUHCA 1935 or PUHCA 2005 or any rules or regulations thereunder pertaining to Seller.

ARTICLE VI.

COVENANTS

Section 6.1. Covenants of Seller.

Seller agrees to observe and perform the following covenants and agreements:

(a) Conduct of the Business Prior to the Closing Date. With respect to the Business, except (x) as contemplated in this Agreement or in Schedule 6.1, (y) as required by any Legal Requirement or Order or (z) as otherwise expressly consented to in writing by Buyer, which consent will not be unreasonably withheld or delayed, prior to the Closing, Seller will, with respect to the Business, and will cause the Subsidiary to:

(i) not make or permit any material change in the general nature of the Business;

(ii) maintain the Business in the ordinary course of business consistent with Good Utility Practices, and maintain the Assets in their present condition, reasonable wear and tear excepted, subject to retirements in the ordinary course of business;

(iii) not enter into, assign, amend, renew or extend, any material transaction or Material Contract other than in the ordinary course of business, provided that such ordinary course exception shall not be applicable to any (A) collective bargaining agreement (as to which Section 6.14 shall apply) or (B) release or assignment of any natural gas supply, pipeline transportation or storage Contract for a term of more than one month unless there is a Legal Requirement to the contrary;

(iv) not purchase, sell, lease, dispose of or otherwise transfer or make any Contract for the purchase, sale, lease, disposition or transfer of, or subject to any Encumbrance (other than a Permitted Encumbrance), any material Assets other than in the ordinary course of business;

(v) not hire any new employee unless such employee is a bona fide replacement for either a presently-filled position or a vacancy in an authorized position with the Business;

(vi) not make any unbudgeted capital expenditure or capital expenditure commitment in excess of $500,000 in the aggregate except in the event of service interruption, emergency or casualty loss;

(vii) comply in all material respects with all applicable material Legal Requirements and Orders, including without limitation those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith;

(viii) except in the ordinary course of business or in accordance with the terms of any existing Contract, Employee Plan or collective bargaining agreement, not grant any material increase or change in total compensation or benefits (taken as a whole) to any of the Transferred Employees or enter into any employment, severance or similar Contract with any Person or amend any such existing Contracts to increase any amounts payable thereunder or benefits provided thereunder;

(ix) not terminate any Material Contract except in the case of a breach of such Contract by the other party thereto;

(x) not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for money borrowed other than in the ordinary course of business (it being understood and agreed that customer advances, customer deposits and construction advances do not create indebtedness for money borrowed), except pursuant to advances made by Seller to the Business or to the Subsidiary;

(xi) not amend the Organizational Documents of the Subsidiary;

(xii) not make any change in the stock ownership of the Subsidiary and not grant, issue, sell, dispose of, pledge or otherwise encumber any interest in the Subsidiary; and

(xiii) not make any commitment to take any of the actions prohibited by this Section 6.1(a).

(b) Access to the Business, Assets and Records; Updating Information.

(i) From and after the date hereof and until the Closing Date, Seller shall permit Buyer and its Representatives to have, on reasonable notice and at reasonable times, reasonable access to all properties, employees, offices and books, papers and records to the extent that they reasonably relate to the ownership, operation, obligations and liabilities of the Business, the Subsidiary and the Assets; provided, however, that such access shall not unreasonably interfere with the operation of the Business; and provided, further, that Buyer hereby agrees to defend, indemnify and hold harmless Seller from and against all Losses arising out of or relating to Buyer’s access provided pursuant to this Section 6.1(b)(i). Without limiting the application of the Confidentiality Agreement, all documents or information furnished by Seller or obtained by Buyer hereunder shall be subject to the Confidentiality Agreement.

(ii) Seller will notify Buyer as promptly as practicable of any significant change in the ordinary course of business for the Business and of any material Proceedings (Threatened or pending) involving or affecting the Business or the transactions contemplated by this Agreement, of any unbudgeted capital expenditure or commitment in excess of $100,000, individually, or $500,000 in the aggregate, and shall use reasonable efforts to keep Buyer fully informed of such events.

(c) Consents. Subject to Section 2.4(b), Seller will use its commercially reasonable efforts and act diligently to obtain all necessary Consents required to consummate the transactions contemplated hereby in a timely manner, including any Consent required under any Legal Requirement or Contract applicable to the Business and all Consents listed in Schedule 5.3.

Section 6.2. Covenants of Buyer.

Buyer agrees to observe and perform the following covenants and agreements:

(a) Consents. Buyer will use its commercially reasonable efforts and act diligently to assist Seller in obtaining all necessary Consents required to consummate the transactions contemplated hereby in a timely manner, including any Consent required under any Legal Requirement or Contract applicable to the Business, and all Consents listed in Schedule 5.3, and will use its commercially reasonable efforts and act diligently to obtain all Consents described in Section 4.3 in a timely manner.

(b) Access to Information. After Closing, Buyer will, and will cause its Representatives to, afford to Seller, including its Representatives, reasonable access to all books, records, files and documents related to the Business in order to permit Seller to prepare and file its Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any Proceedings relating to or involving Seller, the Subsidiary or the Business for which Seller may be responsible, to discharge its obligations under this Agreement and the other Related Documents to which it is a party and for other reasonable purposes and will afford Seller reasonable assistance in connection therewith. Buyer will cause such records to be maintained for not less than seven years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to Seller; provided, however, that in the event that Buyer transfers all or a portion of the Business to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereof, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.2(b). In addition, on and after the Closing Date, at Seller’s request, Buyer shall make available to Seller and its Affiliates, employees, representatives and agents, those employees of Buyer requested by Seller in connection with any Proceeding, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (i) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Buyer and (ii) Seller shall reimburse Buyer for the out-of-pocket costs reasonably incurred by Buyer in making such employees available to Seller.

(c) Seller Guarantees and Surety Instruments. Buyer shall use its commercially reasonable efforts to assist Seller in obtaining full and complete releases on the guarantees, letters of credit, bonds and other surety instruments provided by Seller in connection with the Business or for the benefit of the Subsidiary, all of which have been listed by Seller on Schedule 6.2(c). For purposes of this Section 6.2(c), commercially reasonable efforts shall include: (i) Buyer’s assumption of the Contracts on the terms set forth in this Agreement; and (ii) an obligation on the part of Buyer to provide a guaranty, letter of credit, bond or other surety instrument at Closing to the extent required by any Contract assumed by Buyer or retained by the Subsidiary at Closing and, in general, no later than 90 days after the Closing Date but effective as of the Closing Date, an equivalent surety instrument to be substituted for any surety instrument provided by Seller to any beneficiary in connection with the Business or for the benefit of the Subsidiary. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates for any and all Losses (in each case without deduction or set off) incurred on account of Seller’s guarantees, letters of credit, bonds and other surety instruments on or after the Closing Date insofar as such Losses relate to events occurring on or after Closing.

Section 6.3. Governmental Filings.

(a) HSR Act Filing. Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days following the execution of this Agreement. Buyer and Seller shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer and Seller shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (the “Antitrust Authorities”) and take all other reasonable actions to obtain clearance from the Antitrust Authorities, or if such clearance cannot be obtained, to reach an agreement, settlement, consent providing for divestiture, a “hold separate” agreement, contractual undertakings with third parties or any other relief with the concerned Antitrust Authority in order to permit the consummation of the transactions contemplated by this Agreement. Buyer shall exercise its commercially reasonable efforts, and Seller shall cooperate fully with Buyer, to prevent the entry in any Proceeding brought by an Antitrust Authority or any Governmental Body of an Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Seller shall not oppose any efforts of Buyer, including Buyer’s proffer of consent to any Order, to complete lawfully the transactions contemplated by this Agreement, and shall cooperate in good faith with Buyer and the Antitrust Authorities to the same effect. Notwithstanding the foregoing, neither party shall be required to agree to any divestiture of or material restriction on, a material business, a material asset or a material group of related assets that, in any such case, is owned or operated by it or any of its Affiliates.

(b) Other Regulatory Filings. Buyer and Seller will, as soon as reasonably practicable following the execution of this Agreement, but no later than fifteen Business Days thereafter with respect to the joint application to the Pennsylvania Public Utility Commission, prepare and file with each Governmental Body requests for such Consents as may be necessary for the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement. Buyer and Seller will diligently pursue such Consents and will cooperate with each other in seeking such Consents. To such end, the parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each party will promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Body from which any such Consent is required and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Body or, in connection with any Proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Body or other Person, give the other party the opportunity to attend and to participate in such meetings and conferences. Neither party shall take any action in connection with obtaining any Consent from any Governmental Body that is intended to create, allocate, or shift to the other party any liability arising from the obtaining of such Consent. Notwithstanding the foregoing, neither party shall be required to agree to any divestiture of or material restriction on, a material business, a material asset or a material group of related assets that, in any such case, is owned or operated by it or any of its Affiliates.

Section 6.4. Seller Marks.

Within 180 days after the Closing Date, Buyer shall cease using any names, marks, trade names, trademarks and corporate symbols and logos incorporating “Southern Union”, “Southern,” “SU,” and “SUG,” (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by Seller or any of its Affiliates other than the PG Marks, the “Seller Marks”). shall use commercially reasonable efforts to remove from the Assets any and all Seller Marks and shall amend the relevant Organizational Documents of the Subsidiary to change the name of the Subsidiary to a name that does not include any Seller Mark or any name or term confusingly similar to any Seller Mark. Thereafter, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 6.4, Seller shall be entitled to specific performance of this Section 6.4 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

Section 6.5. Acknowledgment by Buyer.

In order to induce Seller to enter into and perform this Agreement and the Related Documents, Buyer acknowledges and agrees with Seller as follows:

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND BY THE RELATED DOCUMENTS, AND THERE ARE NO REPRESENTATIONS, WARRANTIES, COVENANTS, UNDERSTANDINGS OR AGREEMENTS, ORAL OR WRITTEN, IN RELATION THERETO BETWEEN THE PARTIES OTHER THAN THOSE INCORPORATED HEREIN AND THEREIN. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT, BUYER DISCLAIMS RELIANCE ON ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ITS AFFILIATES OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN SECTIONS 5.7, 5.11, 5.14 AND 5.21, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF SELLER WITH RESPECT TO THE CONDITION OF THE ASSETS, COMPLIANCE WITH ENVIRONMENTAL LAWS AND ENVIRONMENTAL PERMITS OR THE PRESENCE OR RELEASES OF HAZARDOUS MATERIAL IN THE FIXTURES, SOILS, GROUNDWATER, SURFACE WATER OR AIR ON, UNDER OR ABOUT OR EMANATING FROM ANY OF THE PROPERTIES OR ASSETS OF SELLER OR THE SUBSIDIARY.

Section 6.6. Transition Plan.

Within 15 days after the execution date of this Agreement, Buyer shall deliver to Seller a list of its proposed representatives to a joint transition team, which shall include individuals with expertise from various functional specialties associated or involved in providing billing, payroll and other support services provided to the Business by any automated or manual process using facilities or employees that are not included among the Assets or Transferred Employees. Seller will add its representatives to such team within 15 days after receipt of Buyer’s list. Such team will be responsible for preparing as soon as reasonably practicable after the execution date of this Agreement, and timely implementing, a transition plan that will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after the Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan, including the matters set forth on Exhibit 6.6. Buyer and Seller shall use their commercially reasonable efforts to cause their Representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan by no later than 60 days after the date of this Agreement. The terms and conditions governing such transition activities will be more fully set forth in a transition agreement reasonably satisfactory to the parties, including the matters set forth on Exhibit 6.6, to be executed and delivered by Buyer and Seller at the Closing.

Section 6.7. Purchase of Leased Assets.

Buyer and Seller shall use commercially reasonable efforts to arrange for Buyer, on the Closing Date, to enter into new lease agreements covering the equipment listed on Schedule 6.7 and leased by the lessors to Seller and/or the Subsidiary as identified on Schedule 6.7 (the “Leased Assets”), or if unable to do so, then for Buyer to purchase any Leased Assets directly from any such lessor on, or promptly after, the Closing Date upon Buyer’s payment directly to any lessor of the purchase price for any of the Leased Assets under the applicable lease. In either case, Buyer shall be responsible for, and shall pay any related transfer, registration, sales tax and similar fees, including expenses of counsel, if any, associated with any such lease arrangement or any transfer arising therefrom.

Section 6.8. Meter Reading.

On and prior to the Closing Date, Seller shall read the customer meters in their normal cycle and in due course render the related bills to its customers served by the Business. Seller shall also read each transportation customer meter (collectively, “Large Volume Meters”) on the day immediately preceding the Closing Date. Seller shall provide Buyer with the last meter reading from each of the Large Volume Meters made on the day immediately preceding the Closing Date as soon as practicable after the Closing Date. After the Closing Date, Buyer shall read the customer meters for their first time, in the normal cycle, and in due course render bills for service during the period between Seller’s last reading in the normal cycle and Buyer’s first reading in the normal cycle to the customers. Buyer shall determine the volume of gas sold by Seller prior to the Closing Date through Large Volume Meters by Seller’s meter readings on the day immediately preceding Closing Date. Buyer shall determine by allocation the volumes of gas sold by Seller through all meters other than Large Volume Meters, prior to the Closing Date, and the gas sold by Seller, on and after the Closing Date and prior to its first meter reading through meters without charts. Such allocation shall be consistent with Seller’s past practices for unbilled revenues. Once such determinations have been made by Buyer, the estimated amounts of accounts receivable and earned but unbilled revenue and any other related payables or liabilities shall be adjusted based upon such determinations for purposes of the Working Capital adjustment.

Section 6.9. Insurance.

(a) At Buyer’s request, Seller agrees to use commercially reasonable efforts to assert and diligently pursue all rights to insurance coverage under the Policies (other than with respect to Workman’s Compensation and punitive damage policies) and any other past insurance policies of Seller relating to the Business or the Assets (such insurance policies shall collectively be referred to herein as the “Insurance Policies”) with respect to insured claims asserted prior to the Closing for matters included in the Assumed Liabilities pursuant to Section 2.2(b)(v). Seller shall remit to Buyer all insurance proceeds obtained after Closing with respect to such insured claims. Furthermore, Seller agrees to use commercially reasonable efforts to negotiate with each of its insurance companies in order to provide Buyer the benefit of the coverage under the policies for all claims asserted on or after the Closing Date and to cooperate with Buyer with any efforts to obtain “tail” coverage, at Buyer’s sole cost, with respect to any “claims made policies.” Notwithstanding anything herein to the contrary, any recovery of insurance proceeds by Buyer shall be net of all Seller’s cost and expenses. Seller shall give access to Buyer to all of the non-privileged information relating to these matters and shall consult with Buyer on the progress thereof from time to time.

(b) After the Closing, Buyers shall be responsible for, and neither Seller nor any of its Affiliates shall have any responsibility for, the payment of any deductible amounts or underlying limits attributable to the Insurance Policies. Buyer acknowledges that certain of the Insurance Policies may require Seller or any of its Affiliates to provide an indemnity to the insurance carrier for deductible amounts and to provide collateral to secure such indemnity obligations. Buyer shall enter into an indemnification agreement in form mutually acceptable to Buyer and Seller wherein Buyer agrees to indemnify and hold harmless Seller or any of its Affiliates (as applicable) for any and all of the costs of maintaining such collateral and for any charges made against such collateral or indemnification payments in connection with claims arising or alleged to arise from the operations of the Business required to be paid by Seller of any of its Affiliates (as applicable) under or with respect to such Insurance Policies from and after the Closing Date.

(c) Seller makes no representation or warranty with respect to the applicability, validity or adequacy of any Insurance Policies, and Seller shall not be responsible to Buyer or any of its Affiliates for the failure of any insurer to pay under such Insurance Policy.

(d) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policy. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against Seller or Buyer or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.

Section 6.10. Risk of Loss.

The risk of any loss, damage, impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing, and by Buyer at all times thereafter. If any such loss, damage, impairment, confiscation or condemnation occurs, Seller shall apply the proceeds of any insurance policy, judgment or award with respect thereto to impair, replace or restore the Assets as soon as possible to their prior condition; provided, however, anything contained in this Agreement to the contrary notwithstanding, Seller shall not be obligated to expend sums in excess of the proceeds of any insurance policy, judgment or award with respect to any loss, damage, impairment, confiscation or condemnation of any of the Assets in order to repair, replace or restore such Assets to their prior condition. The provisions of this Section 6.10 shall apply in the event (“Casualty Event”) of any damage or destruction to the Assets which would result in the nonoccurrence of a condition precedent to Buyer’s obligation to consummate this Agreement. If a Casualty Event shall occur, Buyer at its option, may proceed to close this Agreement on the Closing Date, in which event Seller shall pay or assign to Buyer the proceeds from any insurance policies covering Assets subject to the Casualty Event to the extent such proceeds are received by or payable to Seller and have not been used in or committed to the restoration or replacement of Assets subject to the Casualty Event as of the Closing Date.

Section 6.11. Rate Matters.

Seller has advised Buyer that Seller intends, except to the extent otherwise mutually agreed to by Seller and Buyer, to file a rate case with the PA PUC on or about March 15, 2006. Seller agrees to prosecute diligently such rate case without regard to the pendency of this transaction to pursue the full amount to which Seller shall be lawfully entitled. Without limiting the provisions of Section 6.1(b), Seller shall give Buyer access to all information relating to the rate case and shall permit Buyer to consult with Seller and its counsel on the progress thereof from time to time. Notwithstanding the foregoing, Seller shall have discretion to conduct such proceeding in the manner consistent with the foregoing standards, but Seller shall not settle or compromise such proceeding without the prior written consent of Buyer, such consent not to be unreasonably withheld.

Section 6.12. Outstanding Payments and Bank Accounts.

(a) Notwithstanding anything contained herein to the contrary, (a) all of the bank accounts and lock boxes of Seller used in or in connection with the Business shall be considered “Assets” for the purposes of this Agreement and shall be transferred to Buyer at the Closing, (b) any checks that are in the possession of Seller at the Closing that relate to accounts receivable (or any other asset) included in the Assets shall be transferred to Buyer at the Closing and (c) any checks that are in the possession of Seller at the Closing that relate to accounts receivable (or any other asset) not included in the Assets shall be retained by Seller.

(b) From and after the Closing, (a) if Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable (or any other asset) included in the Assets, Seller or its Affiliates shall remit any such amounts to Buyer as promptly as practicable but no later than ten (10) days after Seller or any of its Affiliates receives such sum, and (b) Seller and its Affiliates shall promptly forward all mail, remittance, receipts or other mailings received by any of them relating to the Business to Buyer.

Section 6.13. Preparation of Audited Financial Statements of the Business.

If requested by Buyer, Seller shall prepare and deliver to Buyer audited consolidated balance sheets of the Business as of December 31, 2004 and 2005 and audited consolidated statements of income and cash flows of the Business for the 12-month period ended June 30, 2004, the 6-month period ended December 31, 2004 and the 12-month period ended December 31, 2005 (such audited balance sheets and statements of income and cash flows, the “Audited Financials”). If so requested, Seller shall use commercially reasonable efforts to deliver the Audited Financials to Buyer by the later of (i) the Closing Date or (ii) September 30, 2006. The Audited Financials shall be prepared in accordance with GAAP, and shall be accompanied by the unqualified opinion of the auditors of the Business. Seller shall consult with Buyer on a regular basis regarding the preparation of the Audited Financials, and Buyer shall reimburse Seller for the auditing fees and expenses of Seller’s external auditor relating to the preparation of the Audited Financials. Notwithstanding the foregoing, (i) Buyer shall use commercially reasonable efforts to seek a waiver from the SEC to minimize or reduce, to the extent practicable, its obligation to provide such Audited Financials in connection with its public filings or offerings and (ii) Seller’s requirement to deliver such Audited Financial Statements shall not be a condition to Closing.

Section 6.14. Collective Bargaining Agreement.

Seller has advised Buyer that Seller intends to negotiate a renewal or extension of the Collective Bargaining Agreement between PG Energy and International Brotherhood of Electrical Workers, AFL-CIO, Scranton and Carbondale Operating Areas, including Mid Valley Local Union #2244 (the “CBA”). Seller agrees to negotiate such renewal or extension diligently to achieve commercially reasonable terms and conditions consistent with past practice. Seller shall give Buyer access to all information relating to the CBA renewal or extension and shall permit Buyer to consult with Seller and its counsel on the progress thereof from time to time. Notwithstanding the foregoing, Seller shall have discretion to conduct such negotiations in the manner consistent with the foregoing standards, but Seller shall not enter into such renewal or extension without the prior written consent of Buyer, such consent not to be unreasonably withheld.

ARTICLE VII.

CONDITIONS PRECEDENT

Section 7.1. Seller’s Conditions Precedent to Closing.

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions:

(a) Representations and Warranties True as of the Closing Date. Buyer’s representations and warranties in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, subject to changes expressly contemplated and permitted by this Agreement, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects as of, or in respect of, such date or period.

(b) Compliance with Agreements. The covenants, agreements and conditions required by this Agreement and the Employee Agreement to be performed and complied with by Buyer shall have been performed and complied with in all material respects prior to or at the Closing Date.

(c) Certificate. Buyer shall execute and deliver to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, stating that the conditions specified in Sections 7.1(a) and 7.1(b) of this Agreement have been satisfied.

(d) Governmental Approvals and Other Consents. Seller shall have obtained all Consents of Governmental Bodies (or the Consent of the appropriate Governmental Body shall be able to be deemed to have been received in accordance with the applicable Legal Requirement) by Final Order and other Persons that are required in order to consummate the transactions contemplated hereby and to transfer the Assets and the Stock to Buyer without Seller incurring material liability under any Legal Requirement, Order or Contract.

(e) HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or have been terminated.

(f) Injunctions. On the Closing Date, there shall be no Orders that operate to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

(g) Documents. Buyer shall have delivered or shall stand ready to deliver all the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder on or before the Closing Date, including pursuant to Section 8.1, and shall have taken such actions as Seller may have requested pursuant to Section 11.2.

Section 7.2. Buyer’s Conditions Precedent to Closing.

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions:

(a) Representations and Warranties True as of the Closing Date. Seller’s representations and warranties in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, subject to changes expressly contemplated and permitted by this Agreement, except (i) that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects as of, or in respect of, such date or period, (ii) in the case of representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall have been when made, and shall be on the Closing Date, true and correct in all respects, and (iii) to the extent that any failure of such representations and warranties to be true and correct as aforesaid when taken in the aggregate would not have a Material Adverse Effect.

(b) Compliance with Agreements. The covenants, agreements and conditions required by this Agreement or the Employee Agreement to be performed and complied with by Seller shall have been performed and complied with in all material respects prior to or at the Closing Date, except where the failure to so perform or comply when taken in the aggregate would not have a Material Adverse Effect.

(c) Certificate. Seller shall execute and deliver to Buyer a certificate of an authorized officer of Seller, dated the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) of this Agreement have been satisfied.

(d) Governmental Approvals and Other Consents. Seller shall have obtained all Consents of Governmental Bodies (or the Consent of the appropriate Governmental Body shall be able to be deemed to have been received in accordance with the applicable Legal Requirement) by Final Order and other Persons that are required in order to consummate the transactions contemplated hereby other than those the failure of which to be obtained would not have a Material Adverse Effect, which Consents of Governmental Bodies shall contain no condition which could reasonably be expected to have a material adverse effect on the Assets or the Business or the Buyer or any of its Affiliates.

(e) HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or have been terminated.

(f) Injunctions. On the Closing Date, there shall be no Orders that operate to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

(g) Documents. Seller shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 8.1.

(h) No Material Adverse Effect. No occurrence or condition (alone or together with other occurrences or conditions) giving rise to a Material Adverse Effect shall have occurred since the date of this Agreement.

(i) Retained Indebtedness Encumbrances. All Encumbrances on the Assets or the Business relating to the Retained Indebtedness shall have been terminated or otherwise released in a manner reasonably acceptable to Buyer.

ARTICLE VIII.

CLOSING

Section 8.1. Closing.

The closing of the purchase and sale of the Assets (the “Closing”) will take place at the offices of Fleischman and Walsh, L.L.P., 1919 Pennsylvania Avenue, N.W., Suite 600, Washington, D.C. 20006, on the fifth business day after the date on which the conditions specified in Sections 7.1 and 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) are satisfied or waived, unless another time, date and place is agreed to in writing by the parties; provided, however, that neither Seller nor Buyer shall be required to close the transactions contemplated by this Agreement until all conditions to the obligations of Seller or Buyer, as the case may be, shall have been satisfied or waived in accordance with the provisions of Article VII. The date of the Closing is referred to in this Agreement as the “Closing Date.” The transactions to be consummated on the Closing Date shall be deemed to have been consummated as of 12:01 a.m., local time, on the Closing Date. At the Closing, the following events shall occur, each event being deemed to have occurred simultaneously with the other events.

(a) Bill of Sale. Seller and Buyer shall execute and deliver a bill of sale and assignment and assumption agreement in a form reasonably acceptable to the parties.

(b) Stock Certificates; Resignations; FIRPTA. Seller shall deliver to Buyer: (i) the certificates representing the Stock, duly and validly endorsed to or registered in the name of Buyer or its nominees or accompanied by separate stock powers duly and validly executed by Seller, (ii) letters of resignation, effective as of the Closing Date, from each director and each officer of the Subsidiary and (iii) a certification of its non-foreign status as set forth in Section 1445 of the IRC and the Treasury regulations promulgated thereunder.

(c) Payment of Estimated Purchase Price. Buyer will pay to Seller an amount equal to the Estimated Purchase Price by wire transfer, in lawful money of the United States of America in immediately available funds, to such account as Seller shall have designated by notice to Buyer.

(d) Other Related Documents. To the extent consistent with the other provisions of this Agreement, Seller (or the appropriate Affiliate of Seller) and Buyer shall execute and deliver such other Related Documents and shall obtain and deliver such other certificates reasonably requested by a party that are necessary in order to satisfy any applicable Legal Requirements relating to the transfer of the Assets or the Stock to Buyer or the assumption of the Assumed Liabilities by Buyer; provided, however, that nothing in this clause (d) shall obligate Seller or any Affiliate of Seller to execute or deliver any document that affects, in a manner adverse to Seller, Seller’s liability to Buyer as expressed herein.

ARTICLE IX.

TERMINATION

Section 9.1. Termination Rights.

This Agreement may be terminated in its entirety at any time prior to the Closing:

(a) By the mutual written agreement of Seller and Buyer;

(b) By Buyer, on the one hand, or Seller, on the other hand, in writing if there shall be in effect a nonappealable Order prohibiting, enjoining or restricting the transactions contemplated by this Agreement;

(c) By Buyer, upon the breach in any material respect of any of the representations and warranties of Seller contained herein or the failure by Seller to perform and comply in any material respect with any of the agreements and obligations required by this Agreement to be performed or complied with by Seller, provided that all such breaches or failures are reasonably likely to result in a Material Adverse Effect and are not cured or otherwise addressed by Seller in a manner reasonably acceptable to Buyer within 30 days of Seller’s receipt of a written notice from Buyer that such breaches or failures have occurred (or significant efforts have not been commenced to cure such misrepresentations or breaches if they are susceptible to cure but not capable of being cured within such 30 days);

(d) By Seller, upon the breach in any material respect of any of the representations and warranties of Buyer contained herein or the failure by Buyer to perform and comply in any material respect with any of the agreements and obligations required by this Agreement to be performed or complied with by Buyer, provided that such breach or failure is not cured or otherwise addressed by Buyer in a manner reasonably acceptable to Seller within 30 days of Buyer’s receipt of a written notice from Seller that such a breach or failure has occurred (or significant efforts have not been commenced to cure such misrepresentation or breach if it is susceptible to cure but not capable of being cured within such 30 days);

(e) By either party in writing if the Closing has not occurred by August 25, 2006 (the “Upset Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided further that in the event either party’s conditions precedent to Closing set forth in Sections 7.1(d) or 7.1(e) or Sections 7.2(d) or 7.2(e) have not been satisfied prior to the Upset Date but are reasonably capable of being satisfied thereafter, then either party may request from the other up to four extensions of thirty days each following written notice to the other; or

(f) By Seller, if at Closing Buyer fails to make the payments required to be made by Buyer at Closing.

Section 9.2. Limitation on Right to Terminate; Effect of Termination.

(a) A party shall not be allowed to exercise any right of termination pursuant to Section 9.1 if the event giving rise to the termination right shall be due to the willful failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements hereunder to be performed or observed by such party.

(b) If this Agreement is terminated as permitted under Section 9.1, such termination shall be without liability of or to any party to this Agreement, or any shareholder or Representative of such party; provided, however, that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of any other party or to perform a covenant of this Agreement or from a material and willful breach by any party to this Agreement (it being understood that the failure to cure a breach shall not, by itself, be a willful breach of this Agreement), then such party shall (subject to the last sentence of this Section 9.2(b)) be fully liable for any and all damages sustained or incurred by the other party. If prior to Closing either party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing party in such proceedings shall be entitled to recover all costs incurred by such party including reasonable attorney’s fees, in addition to any other relief to which such party may be entitled; provided, however, and notwithstanding anything to the contrary in this Agreement, in no event shall either party be entitled to receive any punitive, exemplary, special, remote, speculative, indirect or consequential damages (including any damages on account of lost profits or opportunities).

ARTICLE X.

EMPLOYEE MATTERS

Section 10.1. Employee Agreement.

The parties have addressed the transfer of employees and employee benefit matters in a separate agreement, entitled Employee Agreement, executed and delivered of even date herewith, the terms and provisions of which agreement are incorporated into this Agreement as if fully set forth herein and a copy of which is attached hereto as Exhibit 10.1 (the “Employee Agreement”).

ARTICLE XI.

TAX MATTERS

Section 11.1. Purchase Price Allocation.

Within 180 days after the Closing Date, Buyer and Seller shall use their good faith efforts to agree upon the allocation (the “Allocation”) of the Purchase Price to the individual assets or classes of assets within the meaning of Section 1060 of the IRC. If Buyer and Seller agree to such Allocation, Buyer and Seller covenant and agree that (a) the values assigned to the assets by the parties’ mutual agreement shall be conclusive and final for all purposes, and (b) neither Buyer nor Seller will take any position before any Governmental Body or in any Proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Buyer and Seller cannot agree to an Allocation, Buyer and Seller covenant and agree to file, and to cause their respective Affiliates to file, all Tax Returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the IRC and any Treasury regulations promulgated thereunder) consistent with each of such party’s good faith Allocations, unless otherwise required because of a change in any Legal Requirement.

Section 11.2. Cooperation with Respect to Like-Kind Exchange.

Buyer agrees that Seller may, at Seller’s election prior to the Closing Date, direct that all or a portion of the Purchase Price be delivered to a “qualified intermediary” (as defined in Treasury Regulation Section 1.1031(k) — (g)(4)) in order to enable Seller’s relinquishment of the Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the IRC. If Seller so elects, Buyer shall cooperate with Seller (but without being required to incur any out-of-pocket costs in the course thereof) in connection with Seller’s efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the IRC (including any actions required to facilitate the use of a “qualified intermediary”), and Buyer agrees that Seller may assign all or part of its rights and delegate all or part of its obligations under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Assets as part of a like-kind exchange of property covered by Section 1031 of the IRC. Buyer and Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Seller; provided that such efforts are not required to include an unreasonable delay in the consummation of the transactions contemplated by this Agreement.

Section 11.3. Transaction Taxes.

All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable stock transfer, real estate transfer or gains Taxes and including any penalties, interest and additions to such tax) (“Transaction Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, to the extent that Buyer is legally obligated to pay such Transaction Taxes, and shall be borne by Seller, to the extent Seller is legally obligated to pay such Transaction Taxes, regardless of whether the tax authority seeks to collect such Taxes from Seller or Buyer. Buyer and Seller shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such Transaction Taxes. Seller shall prepare all tax filings related to any Transaction Taxes. Fifteen days prior to making such filings, Seller shall provide to Buyer Seller’s work papers for Buyer’s review and approval. Ten days prior to the filing date, Buyer shall provide to Seller approval of such work papers. Buyer shall also be responsible for (a) administering the payment of such Transaction Taxes, (b) defending or pursuing any proceedings related thereto and (c) paying any expenses related thereto. Seller shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the transaction, or of any examination of said transaction in a sales, use, transfer or similar tax audit. In any proceedings, whether formal or informal, Seller shall permit Buyer to participate and control the defense of such proceeding and shall take all actions and execute all documents required to allow such participation. Seller shall not negotiate a settlement or compromise of any Transaction Taxes without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

Section 11.4. Real and Personal Property Taxes.

All real (including public utility realty tax) and personal property Taxes and assessments arising with respect to the Assets and the assets of Subsidiary, and including for this purpose the Pennsylvania Utility Real Property Tax (“PURTA”) and any similar utility Taxes of any other jurisdiction shall be prorated between Buyer and Seller based on the relative periods of time the Assets were owned by each respective party or their respective Affiliates during the fiscal period for which such Taxes are imposed by the applicable taxing jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction, but in the case of Taxes imposed based on the specific day of ownership of assets, a fiscal period shall be deemed to be the 365 day period ending with such date). Upon receipt by Buyer of the tax bill, invoice or other statement regarding such real and personal property Taxes, Buyer shall calculate the pro rata share of such tax bill, invoice or other statement attributable to Buyer and Seller. Buyer then shall forward, as soon as practicable, to Seller a copy of such tax bill, invoice or statement along with the supporting documentation relating to the calculation of the pro rata share to Seller. Seller then shall forward to Buyer payment in immediately available funds of its pro rata share of such Taxes as soon as practicable in advance of the due date of the tax bill, invoice or statement and in time to avoid the incurrence of penalties or interest. Upon its receipt of such payment, Buyer will pay the full amount of the tax bill, invoice or statement to the applicable taxing authority. In the event Seller first receives a tax bill, invoice or statement relating to the Assets from a taxing authority, Seller shall immediately forward such tax bill, invoice or statement to Buyer.

Section 11.5. Other Taxes.

Except as otherwise provided in Sections 11.3 and 11.4, Seller shall be responsible for (i) all Taxes (or the non-payment thereof) of Seller and its Subsidiary for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller or any its Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person (other than Seller and its Subsidiary) imposed on Seller or its Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing, and (iv) any Taxes of Seller that do not relate to the Business or the Assets purchased pursuant to this Agreement.

Section 11.6. Straddle Period.

In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Seller and its Subsidiary for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Seller or its Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Seller and its Subsidiary for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 11.7. Cooperation on Tax Matters.

Buyer, the Seller and its Subsidiary shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article XI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE XII.

INDEMNIFICATION

Section 12.1. Indemnification by Seller.

From and after Closing and subject to the other provisions of this Article XII, Seller shall indemnify and hold harmless Buyer, its Representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually incurred by a Buyer Indemnitee, and directly resulting from:

(a) any representations and warranties made by Seller in this Agreement not being true and correct when made or when required by this Agreement to be true and correct, or any breach or default by Seller in the performance of its covenants, agreements, or obligations under this Agreement or the Employee Agreement required to be performed prior to Closing;

(b) any breach or default by Seller in the performance of its covenants, agreements, or obligations under this Agreement or the Employee Agreement required to be performed after Closing;

(c) Seller’s failure to perform or satisfy any of the Retained Liabilities and all liabilities associated with the Excluded Assets; and

(d) any amount required to be reimbursed by the Business to Chambers Development Company, Inc. (“Chambers”) pursuant to the third paragraph in Section 4.1 of the Gas Main Extension Deposit Agreement, dated November 22, 2005, between Chambers and the Business (the “Main Extension Agreement”) (and any similar successor provision thereto). Notwithstanding the foregoing, Seller shall not be liable to the Business for any liabilities or losses under this Section 12.1(d) for any reimbursements of Project Costs pursuant to the third paragraph in Section 4.1 of the Main Extension Agreement caused by the action or inaction or the Business’s or Business’ failure to deliver landfill gas in breach of the Firm Transportation Agreement (the “Transportation Agreement”) between the Business and PEI Power Corporation.

Section 12.2. Indemnification by Buyer.

From and after Closing and subject to the other provisions of this Article XII, Buyer shall indemnify and hold harmless Seller, its Representatives, Affiliates, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses actually incurred by a Seller Indemnitee, and directly resulting from:

(a) any representations and warranties made by Buyer in this Agreement not being true and correct when made or when required by this Agreement to be true and correct, or any breach or default by Buyer in the performance of its covenants, agreements, or obligations under this Agreement or the Employee Agreement required to be performed prior to Closing;

(b) any breach or default by Buyer in the performance of its covenants, agreements, or obligations under this Agreement or the Employee Agreement required to be performed after Closing; and

(c) the Assumed Liabilities.

Section 12.3. Limitations on Seller’s Liability.

Notwithstanding anything to the contrary in this Agreement, the liability of Seller under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(a) IN NO EVENT SHALL SELLER BE LIABLE TO THE BUYER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if Buyer is held liable to a third party for any of such damages and Seller is obligated to indemnify Buyer for the matter that gave rise to such damages, then Seller shall be liable for, and obligated to reimburse Buyer for, such damages.

(b) Except as provided below, the representations and warranties of Seller set forth in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided however, that (i) the representations and warranties set forth in Section 5.2 (Authority Relative to this Agreement and Binding Effect), Section 5.5 (Title to Assets; Encumbrances), and Section 5.17 (Brokers) shall survive indefinitely, and (ii) representations and warranties set forth in Section 5.9 (Taxes) shall survive for a period equal to the applicable statute of limitations for the taxable year for each Tax. The other terms of this Agreement and the agreements delivered in connection herewith shall survive the Closing. All representations and warranties, covenants and agreements of Seller under this Agreement and the indemnities granted by Seller in Section 12.1 shall terminate at 5:00 p.m., East Coast time, on the applicable survival termination date set forth above; provided, however, that such indemnities shall survive with respect only to any specific matter that is the subject of a proper Claim Notice delivered in good faith in compliance with the requirements of this Section 12.3 until the earlier to occur of (i) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached, including the determination of all related Losses, if any, regardless of when such Losses are finally determined or (ii) the date on which the matter described in such Claim Notice has otherwise reached final resolution, including the determination of all related Losses, if any, regardless of when such Losses are finally determined. In no event shall any amounts be recovered from Seller under Section 12.1 or otherwise for any matter for which a Claim Notice is not delivered to Seller prior to the close of business on the applicable expiration date set forth above.

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, for any Losses otherwise subject to indemnification by Seller pursuant to Section 12.1(a) (determined after giving effect to the other provisions of this Section 12.3) until the Buyer Indemnitees have incurred Losses otherwise indemnifiable pursuant to Section 12.1(a) that in the aggregate exceed Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Deductible”), after which Seller shall then be liable for all Losses incurred by the Buyer Indemnitees that are indemnifiable pursuant to Section 12.1(a) in excess of such amount up to the maximum amount set forth in Section 12.3(d). Losses subject to indemnification by Seller pursuant to Section 12.1(a) relating to any single breach or series of related breaches by Seller shall not constitute Losses, and therefore shall not be applied toward the Deductible or be indemnifiable hereunder, unless such Losses relating to any single breach or series of related breaches exceed $50,000. For the purposes of calculating the Deductible, none of the dollar limitations or Material Adverse Effect qualifiers contained in the representations and warranties of Article V shall be included in calculating Losses that comprise the Deductible.

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, for any Losses otherwise subject to indemnification by Seller (determined after giving effect to the other provisions of this Section 12.3) that in the aggregate exceed Fifty Million Dollars ($50,000,000).

(e) Seller shall have no liability for any claim or Loss (i) that would be covered by insurance maintained by or for the benefit of Buyer or any Affiliate of Buyer (including any such insurance coverage applicable to the Business the benefit of which Buyer would realize if Buyer were to maintain insurance coverage as is customary for the industry in which the Business is conducted consistent with the coverage described in Schedule 5.19) or for which Buyer otherwise recovers payments in respect of such Loss from any other source(s) (whether in a lump sum or stream of payments) or (ii) that is the type normally recoverable by the Business through rates and is in fact substantially recovered by Buyer through rates, provided that Buyer shall have made a good faith effort to recover any such claim or loss through rates and that such recovery is not indeterminable due to the terms of any rate settlement agreed to by Buyer, or is otherwise recovered by Buyer through rates. No cost or expense relating to any such claim or Loss that is actually recovered on the basis of the foregoing shall be included in determining the extent of Losses suffered by the Buyer Indemnitees for purposes of Section 12.3(c) or Section 12.3(d). Buyer agrees to use its commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances that, in the judgment of Buyer consistent with its customary risk management practices, appear likely to give rise to a claim against Buyer that is likely to involve one or more insurance policies of Buyer. Any such notice shall be given in good faith by Buyer without regard to the possibility of indemnification payments by Seller under Section 12.1, and shall be processed by Buyer in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available. Buyer agrees that (x) if it is entitled to receive payment from Seller for a Loss, and (y) if Buyer has obtained insurance that may cover the claim or matter giving rise to such Loss, then (z) such insurance shall be primary coverage and Buyer will make a claim under such insurance (if such claim can be made in good faith) before enforcing its right to receive payment from Seller. If at any time subsequent to the receipt by a Buyer Indemnitee of an indemnity payment from Seller hereunder, such Buyer Indemnitee (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it receives such indemnity payment, such Buyer Indemnitee shall promptly pay to Seller an amount equal to the amount of such recovery, less any expense incurred by such Buyer Indemnitee (or its Affiliates) in connection with such recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

(f) Notwithstanding any language contained in any Related Document (including deeds and other conveyance documents relating to the Real Property), the representations and warranties of Seller set forth in this Agreement will not be merged into any such Related Document and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement shall control. No provision set forth in any such Related Document shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

Section 12.4. Limitation on Buyer’s Liability.

IN NO EVENT SHALL BUYER BE LIABLE TO THE SELLER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if Seller is held liable to a third party for any of such damages and Buyer is obligated to indemnify Seller for the matter that gave rise to such damages, then Buyer shall be liable for, and obligated to reimburse Seller for, such damages.

Section 12.5. Claims Procedure.

(a) All claims for indemnification under Section 12.1 or 12.2, or any other provision of this Agreement except as otherwise expressly provided in this Agreement, shall be asserted and resolved pursuant to this Article XII. Any Person claiming indemnification hereunder is referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from or threatened to be sought from an Indemnified Party by a third party, including a Governmental Body, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party’s ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

(b) The Indemnified Party shall provide reasonable assistance to the Indemnifying Party and provide access to its books, records and personnel as the Indemnifying Party reasonably requests in connection with the investigation or defense of the Losses. The Indemnifying Party shall promptly upon receipt of reasonable supporting documentation reimburse the Indemnified Party for out-of-pocket costs and expenses incurred by the latter in providing the requested assistance.

(c) With regard to third party claims for which Buyer or Seller is entitled to indemnification under Section 12.1 or 12.2, such indemnification shall be paid by the Indemnifying Party upon (i) the entry of an Order against the Indemnified Party and the expiration of any applicable appeal period or (ii) a settlement with the consent of the Indemnifying Party, provided that no such consent need be obtained if the Indemnifying Party fails to respond to the Claim Notice as provided in Section 12.5(a). Notwithstanding the foregoing but subject to Section 12.5(a), and provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party as if such expenses are a liability of the Indemnifying Party.

Section 12.6. Exclusive Remedy.

Except as otherwise provided in Sections 3.2(b), 6.4 or 9.2, the rights, remedies and obligations of the Buyer Indemnitees and the Seller Indemnitees set forth in this Article XII will be the exclusive rights, remedies and obligations of such Persons after the Closing with respect to all post-Closing claims relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby. No Proceeding for termination or rescission, or claiming repudiation, of this Agreement may be brought or maintained by either party against the other following the Closing Date no matter how severe, grave or fundamental any breach, default or nonperformance may be by one party. Accordingly, the parties hereby expressly waive and forego any and all rights they may possess to bring any such Proceeding.

Section 12.7. Waiver and Release.

Buyer, on behalf of itself and each other Buyer Indemnitee, hereby forever waives, relieves, releases and discharges the Seller Indemnitees and their successors and assigns from any and all rights, liabilities, Proceedings (including future Proceedings) and Losses of any Buyer Indemnitee, whether known or unknown at the Closing Date, which any Buyer Indemnitee has or incurs, or may in the future have or incur, arising out of or related to any Assumed Liability.

ARTICLE XIII.

GENERAL PROVISIONS

Section 13.1. Expenses.

Except as otherwise specifically provided herein, each party will pay all costs and expenses of its performance of and compliance with this Agreement, provided, however, that, notwithstanding anything to the contrary contained herein, Buyer will pay the filing fees associated with the HSR Act.

Section 13.2. Notices.

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt if either (a) personally delivered with written acknowledgment of such receipt, (b) sent by prepaid first class mail, and registered or certified and a return receipt requested, as of the date such receipt indicates by signature, (c) sent by overnight delivery via a nationally recognized carrier with written acknowledgment of such receipt or (d) by facsimile with, and as of the date of, completed transmission being acknowledged:

If to Seller, to:

Southern Union Company

5444 Westheimer Road

Houston, TX 77056

Attention: Julie H. Edwards, SVP and CFO

Telecopier: (713) 989-1166

with a copy (which shall not constitute notice), to:

Southern Union Company

5444 Westheimer Road

Houston, TX 77056

Attention: Monica M. Gaudiosi, SVP and Associate General Counsel

Telecopier: (713) 989-1213

and a copy (which shall not constitute notice) to:

Fleischman and Walsh, L.L.P.
1919 Pennsylvania Avenue, N.W., Suite 600

Washington, D.C. 20006

Attention: Seth M. Warner, Esquire

Telecopier: (202) 265-5706

If to Buyer, to:

UGI Corporation

460 North Gulph Road

King of Prussia, PA 19406

Attention: Robert H. Knauss

Vice President and General Counsel

Facsimile: (610) 992-3258

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Attention: Howard L. Meyers Facsimile: (215) 963-5001
or at such other address or number as shall be given in writing by a party to the other party.
Section 13.3.	Assignment.

This Agreement may not be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party hereto, such consent not to be unreasonably withheld; provided, however, in the event of any such assignment by a party by operation of law without the consent of the other party as required above, such other party may consent to such assignment after it has occurred and, in such event, this Agreement and all the provisions hereof shall be binding upon the Person receiving such assignment by operation of law. Notwithstanding the foregoing, (a) Seller may assign all or part of its rights or delegate all or part of its duties under this Agreement, without the prior written consent of Buyer, to a qualified intermediary chosen by Seller to structure all or part of the transactions contemplated hereby as a like-kind exchange of property covered by Section 1031 of the IRC and (b) Buyer may assign all or part of its rights, but not its obligations, under this Agreement to a wholly owned subsidiary.

Section 13.4. Successor Bound.

Subject to the provisions of Section 13.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 13.5. Governing Law.

The validity, performance, and enforcement of this Agreement and all Related Documents, unless expressly provided to the contrary, shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law of such state.

Section 13.6. Cooperation.

Each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties hereto.

Section 13.7. Construction of Agreement.

The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof. The word “including” in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.

Section 13.8. Publicity.

Neither party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other party.

Section 13.9. Waiver.

Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

Section 13.10. Parties in Interest.

This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder provided, however, that the indemnification provisions in Article XII shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

Section 13.11. Section and Paragraph Headings.

The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.12. Amendment.

This Agreement may be amended only by an instrument in writing executed by the parties hereto.

Section 13.13. Entire Agreement.

This Agreement, the Exhibits and Schedules hereto and the documents specifically referred to herein and the Confidentiality Agreement constitute the entire agreement, understanding, representations and warranties of the parties hereto, and supersede all prior agreements, both written and oral, between Buyer and Seller. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or Section, be deemed to be disclosed with respect to that other paragraph or Section whether or not any explicit cross-reference appears therein; provided, however, that notwithstanding the foregoing, no disclosures shall be deemed to be disclosed on Schedule 5.20 except for such disclosures explicitly set forth thereon or explicitly incorporated by reference into Schedule 5.20.

Section 13.14. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 13.15. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 13.16. Consent to Jurisdiction.

The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan and the federal courts of the United States of America located in the Southern District of the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

[signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

SOUTHERN UNION COMPANY

By:

Name:	Julie H. Edwards

Title: Senior Vice President and Chief Financial Officer

UGI CORPORATION

By:

Name: Title:	Robert H. Knauss Vice President and General Counsel

[Signature page to Purchase and Sale Agreement between
Southern Union Company and UGI Corporation]